SUB-SUBADVISORY AGREEMENT

AGREEMENT dated April 26, 2018, between BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Sub-Advisor”).

WHEREAS, the fund listed in Schedule A (the “Fund”) is a series of Columbia Funds Variable Series Trust II (the “Trust”), which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to a Management Agreement with the Fund, effective with respect to the Fund as of May 1, 2016 (the “Management Agreement”), a copy of which has been provided to Sub-Sub-Advisor, the Fund has retained Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Adviser”) to render investment management services to the Fund;

WHEREAS, the Adviser has retained Sub-Advisor to provide investment advisory services to the Fund, or a portion of Fund assets allocated to Sub-Advisor pursuant to an Amended and Restated Subadvisory Agreement effective as of April 26, 2018 (the “Subadvisory Agreement”);

WHEREAS, the Sub-Advisor wishes to retain Sub-Sub-Advisor to provide it with sub-advisory services as described below in connection with the Sub-Advisor’s investment advisory responsibilities with respect to the Fund (or the portion thereof subadvised by the Sub-Advisor), and the Fund and the Adviser have agreed that Sub-Advisor may retain Sub-Sub-Advisor to provide certain investment advisory activities with respect to the Fund so long as Sub-Advisor shall be as fully responsible to the Fund and Adviser for the acts and omissions of the Sub-Sub-Advisor to the same extent it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment and Acceptance of Appointment. The Sub-Advisor hereby appoints the Sub-Sub-Advisor to act as sub-advisor with respect to the Fund, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules, guidance and principles of the Financial Conduct Authority of the United Kingdom as amended from time to time (the “FCA Rules”) and based on information obtained in respect of the Sub-Advisor, the Sub-Advisor will be treated by the Sub-Sub-Advisor as a professional client.

By signing this Agreement, the Sub-Advisor acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to potential clients of the Sub-Sub-Advisor prior to investment that contains the Sub-Sub-Advisor’s disclosures required under the Markets in Financial Instruments Directive 2014/65/EU and Markets in Financial Instruments Regulation EU 600/2014, as amended and notified to the Sub-Advisor from time to time (“Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Sub-Advisor is required to provide to the Sub-Advisor by applicable regulation and (ii) other information which the Sub-Sub-Advisor deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a summary and risks of financial instruments), a summary of the Sub-Sub-Advisor’s conflicts of interest policy and disclosures, a summary of the Sub-Sub-Advisor’s order execution policy, details of the reports the Sub-Sub-Advisor will provide in relation to the services provided hereunder, details on how the Sub-Sub-Advisor will provide the Sub-Advisor with information on costs and charges, and the Sub-Sub-Advisor’s data protection notice.

2. Services of the Sub-Sub-Advisor. Subject to the succeeding provisions of this section, the oversight of the Adviser and the Trust’s Board of Trustees (the “Board”), and the oversight and direct supervision of the Sub-Advisor, the Sub-Sub-Advisor will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Sub-Advisor: (a) managing the investment and reinvestment of those assets of the Fund as the Sub-Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting the Sub-Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. Sub-Sub-Advisor is prohibited from consulting with any other subadvisers or sub-subadvisers of the Fund, with the exception of consulting with the Sub-Advisor, concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. At the request of the Sub-Advisor, the Sub-Sub-Advisor will also, subject to the oversight of the Adviser and the Board, and the oversight and direct supervision of the Sub-Advisor, provide to the Sub-Advisor or the Fund any of the facilities and equipment and perform any of the services described in Section 1 of the Subadvisory Agreement. In addition, the Sub-Sub-Advisor will keep the Fund, Sub-Advisor and the Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund, Sub-Advisor and the Adviser from time to time whatever information the Sub-Sub-Advisor believes appropriate for this purpose. The Sub-Sub-Advisor will periodically communicate to the Adviser and/or the Sub-Advisor, at such times as the Adviser and/or the Sub-Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Adviser or the Sub-Advisor may reasonably require for purposes of fulfilling its obligations to the Fund under the Management Agreement or Subadvisory Agreement, respectively. The Sub-Sub-Advisor will provide the services rendered by it under this Agreement in accordance with (i) the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time), (ii) the Fund’s policies and procedures, and (iii) the instructions and directions of the Sub-Advisor, the Adviser and the reasonable requests of the Fund’s Board, in each of the foregoing, as provided in writing by the Adviser and/or the Fund to, and received by, the Sub-Advisor. The Sub-Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority.

3. Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Sub-Advisor shall at all times conform to, and act in accordance with, applicable limits and any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”), and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any other applicable provision of U.S. federal and state laws and regulations and FCA Rules; (iii) the provisions of the Declaration of Trust and By-Laws of Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board; (v) any policies and determinations of the Board; and (vi) any instructions and directions of the Sub-Advisor, any reasonable requests of the Trust’s Board, and any reasonable instructions and directions of the Adviser.

(b) In addition:

(i) the Supplemental Disclosures include information on the Sub-Sub-Advisor’s order execution policy (the “Order Execution Policy”). The Sub-Advisor confirms that it has read and understands, and agrees to, the Order Execution Policy. In particular, the Sub-Advisor consents to (i) the Sub-Sub-Advisor trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) some or all orders resulting from the Sub-Sub-Advisor’s decisions to deal on the Sub-Advisor’s behalf, or received from the Sub-Advisor, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the other provisions of this section, in placing orders with brokers and dealers, the Sub-Sub-Advisor will at all times comply with the Sub-Sub-Advisor’s Order Execution Policy and it will attempt to obtain the best price and the most favorable execution of its orders, and conform with federal securities laws. In placing orders, the Sub-Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Sub-Advisor or the Sub-Sub-Advisor, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor and the Sub-Sub-Advisor to the Fund and their other clients. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Sub-Advisor may select brokers and dealers with which it, the Fund, or the Adviser is affiliated;

(ii) the Sub-Sub-Advisor will maintain books and records with respect to the Fund’s securities transactions for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act; will render to the Sub-Advisor, Adviser and the Board such periodic and special reports as they may request; and shall meet with any persons at the request of the Adviser or the Fund’s Board of Trustees for the purpose of reviewing the Sub-Sub-Advisor’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(iii) the Sub-Sub-Advisor will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates;

(c) In addition, the Sub-Advisor:

(i) agrees that the Sub-Sub-Advisor may aggregate transactions for the Fund with transactions for other clients of the Sub-Sub-Advisor in order to seek best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Sub-Advisor in the manner Sub-Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Sub-Advisor and on other occasions to the Sub-Advisor’s disadvantage. However, the aggregation of orders and transactions may not result in a disadvantage to the Sub-Advisor in all instances;

(ii) agrees that the Sub-Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by Sub-Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures as provided in writing to Sub-Advisor along with any amendments; and (b) Sub-Sub-Advisor determines the purchase or sale is in the best interests of the Fund; and

(iii) instructs the Sub-Sub-Advisor not to make public any client limit orders (being a specific instruction from the Sub-Advisor to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a Regulated Market or traded on an Trading Venue (both as defined in the FCA Rules), which are not immediately executed under prevailing market conditions.

(d) Representations of Sub-Sub-Advisor. Sub-Sub-Advisor represents and warrants as follows:

(i) Sub-Sub-Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Sub-Advisor and the Adviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable U.S. federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Sub-Advisor (1) of the occurrence of any event that would disqualify Sub-Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the SEC or other governmental authority has: censured Sub-Sub-Advisor; placed limitations upon the activities, functions or operations of Sub-Advisor; or has commenced proceedings or an investigation that may result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Sub-Sub-Advisor respecting or relating to Sub-Sub-Advisor that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Sub-Sub-Advisor contained therein that becomes untrue in any material respect.

(ii) Sub-Sub-Advisor has provided Sub-Advisor with a copy of a document intended to address the disclosures specified in Form ADV Part 2A, and promptly will furnish a copy of any amendments to such document to Sub-Advisor (at least annually). Sub-Sub-Advisor will promptly notify Sub-Advisor of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Sub-Sub-Advisor, or if there is otherwise an actual change in control or management of Sub-Sub-Advisor.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Confidentiality. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party and the Fund. As used herein, Confidential Information, includes, but is not limited, to “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Sub-Sub-Advisor, that Sub-Sub-Advisor manages under the terms of this Agreement. Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3) that is approved in writing for disclosure by the Adviser or the Fund; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Sub-Sub-Advisor is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties solely for trades executed for the Fund; (8) to futures commission merchants solely for trades executed or cleared for the Fund, if applicable; and (9) to third party service providers to Sub-Sub-Advisor subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Sub-Sub-Advisor, Sub-Sub-Advisor may disclose such investments without direct reference to the Fund.

6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund and the Adviser any such records upon the Fund’s or the Adviser’s request. The Sub-Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Sub-Advisor).

7. Insurance and Code of Ethics. Sub-Sub-Advisor will provide the Fund and Adviser with reasonable evidence that, with respect to its activities on behalf of the Fund, Sub-Sub-Advisor is maintaining or has (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

8. Cooperation. As reasonably requested by each party hereto, each party will cooperate with, and provide assistance to, the other party as needed in order for such other party to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

9. Compensation. For that portion of the Fund for which Sub-Advisor has appointed the Sub-Sub-Advisor to act as subadviser, Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to 50% of the fee received by the Sub-Advisor from the Adviser pursuant to the Subadvisory Agreement. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

10. Limitation on Liability. The Sub-Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, Sub-Advisor or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from (i) a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement, (ii) any untrue statement of a material fact regarding Sub-Sub-Advisor contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Sub-Sub-Advisor known to Sub-Sub-Advisor which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Sub-Advisor, Adviser or the Fund by the Sub-Sub-Advisor for use therein; provided, however, that Sub-Sub-Advisor has had a reasonable opportunity to review information regarding Sub-Sub-Advisor contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, or (iii) any violation of federal or state statutes or regulations by Sub-Sub-Advisor. As used in this Section, the term “Sub-Sub-Advisor” shall include any affiliates of the Sub-Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-Advisor and such affiliates.

11. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Board members, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund or the Adviser at any time, without the payment of any penalty, upon direction given to the Sub-Advisor and giving the Sub-Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Sub-Advisor), provided that such termination by the Fund or the Adviser shall be directed or approved by the vote of a majority of the Board members of the Fund in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Sub-Advisor on 60 days’ written notice to the Adviser (which notice may be waived by the Fund and the Adviser), and will terminate automatically upon any termination of the Subadvisory Agreement between the Adviser and the Sub-Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

12. Notices and Communication.

(a) Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time in writing to the other party for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

(b) In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud. The Sub-Advisor acknowledges that the Sub-Sub-Advisor may not encrypt or digitally sign any information transferred by internet or e-mail nor shall the Sub-Sub-Advisor be required to verify any communications received from the Sub-Advisor by e-mail.

13. Assignment. No assignment of this Agreement shall be made by Sub-Advisor or Sub-Sub-Advisor without the prior written consent of the Adviser and the Fund, and, if required by law, the Fund’s shareholders. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Sub-Advisor or Sub-Sub-Advisor except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the approval by the Board of Trustees of the Fund and the Fund’s shareholders to the extent required by the 1940 Act.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto except as may be set forth in the Subadvisory Agreement, and supersedes all prior agreements and understandings relating to the subject matter hereof.

18. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

22. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Michael Ferraro
Name:	Michael Ferraro
Title:	Director

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Enda McMahon
Name:	Enda McMahon
Title:	Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Enda McMahon
Name:	Enda McMahon
Title:	Managing Director

Schedule A

Variable Portfolio – BlackRock Global Inflation-Protected Securities Fund

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